Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131430

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED FEBRUARY 27, 2006)

GENEREX BIOTECHNOLOGY CORPORATION

29,511,109 SHARES OF COMMON STOCK

This document supplements the Prospectus dated February 27, 2006, as supplemented by Prospectus Supplement No. 1 dated September 5, 2006, relating to resales by selling stockholders of shares of our common stock as described in the Prospectus.

This Prospectus Supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent the information in this Prospectus Supplement supersedes or supplements the information contained in the Prospectus.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 of the Prospectus to read about the factors you should consider before investing.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying Prospectus.  Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement is May 4, 2007.

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SELLING STOCKHOLDERS

The table below supplements the table of selling stockholders contained in the “Selling Stockholders” sections of the Prospectus and the prior Prospectus Supplement.  Where the name of the selling stockholder identified in the table below also appears in a table in the Prospectus or the prior Prospectus Supplement, the information set forth in the table below regarding the selling stockholder supersedes the information set forth in the Prospectus and/or the prior Prospectus Supplement.

The following table is based solely on information provided by the selling stockholder.  This information represents the most current information provided to us by the selling stockholder.  The table below and the tables in the Prospectus and the prior Prospectus Supplement may not reflect the exact number of shares of our common stock beneficially owned by the selling stockholder identified in the table because, since the date on which the selling stockholder provided the information regarding its ownership of those securities in the table, such stockholder may have acquired additional warrants or may have sold, transferred or otherwise disposed of all or a portion of those securities.  However, the selling stockholder may not use the Prospectus, as supplemented by this Prospectus Supplement, to offer or sell an aggregate amount of shares that exceeds the amount indicated in the table below.

The selling stockholder listed below has no material relationship with us or any of our predecessors or affiliates, and has not had such a relationship within the past three years.

Name	Number of Shares Owned Prior to this Offering	Percentage of Outstanding Common Shares (%)	Number of Shares Offered by this Prospectus	Percentage of Outstanding Common Shares (%)	Number of Shares Owned after the Offering (1)

Portside Growth and Opportunity Fund(2)	794,346(3)	*	794,346(3)	*	0

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*	Less than 1%.

(1)	Assumes sale of all shares offered by this Prospectus.

(2)
Ramius Capital Group, L.L.C. ("Ramius Capital") is the investment adviser of Portside Growth and Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. An affiliate of Ramius Capital is a NASD member. However, this affiliate will not sell any shares to be offered by Portside through this Prospectus and will receive no compensation whatsoever in connection with sales of shares by Portside through this Prospectus.

(3)
Consists of shares issuable upon exercise of previously outstanding warrants assigned to the selling stockholder by another holder in certain other private placement transactions. The shares of common stock issuable upon the exercise of such warrants have been previously registered by the Company.